Exhibit 5.1

January 9, 2013

Chuy’s Holdings, Inc.

1623 Toomey Rd.

Austin, Texas 78704

Re:	Registration Statement on Form S-8 Filed by Chuy’s Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Chuy’s Holdings, Inc., a Delaware corporation (the “Company”), in connection with the authorization of the issuance of up to (1) 1,029,449 shares (the “2006 Plan Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Chuy’s Holdings, Inc. Amended and Restated 2006 Stock Option Plan (the “2006 Plan”) and (2) 1,250,000 shares (the “2012 Plan Shares” and, together with the 2006 Plan Shares, the “Shares”) of common stock under the Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan” and, together with the 2006 Plan, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued or delivered and sold in accordance with the Plans and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plans under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day